ASSET PURCHASE AGREEMENT

AMONG

VICTORIA GOLD CORP.

VICTORIA RESOURCES (US) INC.

AND

PERSHING GOLD CORPORATION

DATED AS OF MARCH 23, 2012

___________________________________________

EXHIBITS

Exhibit A	The Properties
Exhibit B	Seller’s Data and Information
Exhibit C	Form of Warrant
Exhibit D	Form of Grant, Bargain and Sale Deed
Exhibit E	Form of Assignment of Mineral Lease and Sublease
Exhibit F	Form of Seller’s Officer’s Certificate
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of Buyer’s Officer’s Certificate
Exhibit I	March 15, 2012 Estoppel Certificate and Consent to Assignment
Exhibit J	Form of Notice to Newmont of Assumption

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of March 23, 2012 (the “Effective Date”), is by and among VICTORIA GOLD CORP., a British Columbia corporation (“VGC”), whose address is 80 Richmond Street West, Suite 303, Toronto, Ontario M5H 2A4, Canada, VICTORIA RESOURCES (US) INC., a Nevada corporation (“VRI” or “Seller”), whose address is 1015 Telegraph Street, Suite B, Reno, Nevada 89502, and PERSHING GOLD CORPORATION, a Nevada corporation (“Pershing” or “Buyer”), whose address is 1658 Cole Boulevard, Building 6 – Suite 210, Lakewood, Colorado 80401.

RECITALS

A.           VRI (i) owns certain unpatented mining claims in Pershing County, Nevada, as more particularly described in Part 1 of Exhibit A attached hereto (the “Owned Claims”), (ii) holds a leasehold interest in certain unpatented mining claims in Pershing County, Nevada, as more particularly described in Part 2 of Exhibit A attached hereto (the “Newmont Claims”), pursuant to that Minerals Lease and Sublease dated June 15, 2006, between Newmont USA Limited, d/b/a in Nevada as Newmont Mining Corporation (“Newmont”), and VRI (as amended by (A) that Amendment to Minerals Lease and Sublease dated February 26, 2007, and (B) that Second Amendment to Minerals Lease and Sublease dated June 14, 2011, the “2006 Mineral Lease”), (iii) is the sublessee, pursuant to the 2006 Mineral Lease, of an interest in certain fee minerals in Pershing County, Nevada, as more particularly described in Part 3 of Exhibit A, in which Newmont holds a leasehold interest pursuant to that Minerals Lease SPL-6700, dated August 17, 1987, between Southern Pacific Land Company and SFP Minerals Corporation (the “SFP Lease”), (iv) is the sublessee, pursuant to the 2006 Mineral Lease, of an interest in certain fee lands in Pershing County, Nevada, as more particularly described in Part 4 of Exhibit A, in which Newmont holds a leasehold interest pursuant to that Mining Lease dated June 1, 1994, between The Atchison, Topeka and Santa Fe Railway Company and Santa Fe Pacific Gold Corporation (the “SFPG Lease”), and (v) is the sublessee, pursuant to the 2006 Mineral Lease, of an interest in certain fee minerals in Pershing County, Nevada, as more particularly described in Part 5 of Exhibit A, in which Newmont holds a leasehold interest pursuant to that Mining Lease dated March 23, 1999, between Nevada Land & Resource Company, LLC and Santa Fe Pacific Gold Corporation (the “NLRC Lease”).

B.           Seller desires to convey and assign, and Buyer desires to purchase and assume, the Owned Claims and VRI’s interest in the 2006 Mineral Lease (including its interest as sublessee of the SFP Lease, the SFPG Lease and the NLRC Lease), and certain other assets and liabilities related to the Properties (as defined in Section 1.1), upon and subject to the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1           Certain Definitions.  In addition to other terms defined in this Agreement, the following terms shall have the meanings set forth below when used in this Agreement:

(a)           The term “Closing Date” has the meaning set forth in Section 2.4(a).

(b)           The term “Environmental Conditions” means any degradation of the soil, water, air or natural resources, including without limitation wetlands and plant and animal life, that is regulated pursuant to or addressed under any Environmental Law.  Environmental Conditions shall include, but shall not be limited to (i) any release of any hazardous or toxic material or substance pursuant to CERCLA, TSCA, or other authority; (ii) any disposal of a hazardous or solid waste pursuant to the RCRA or other authority; (iii) any disturbance of a wetland or any other area requiring a permit or otherwise regulated under Section 404 of FWPCA; (iv) any emission of any air pollutant pursuant to the CAA, or other authority; (v) any discharge of stormwater or any pollutant or contaminant regulated by FWPCA, or any other authority relating to water quality; (vi) any contamination of drinking water or a public drinking  water system pursuant to SDWA, or other authority; and (vii) any other condition or activity which causes or consists of a violation of any Environmental Law.

(c)           The term “Environmental Laws” means any federal, state or local statute, law, regulation, rule, code, ordinance or requirement, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or safety, including without limitation the provisions of N.R.S. §§ 445A, 445B and 519A, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”), the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1344 (“FWPCA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Safe Drinking Water Act, 42 U.S.C. § 300i (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”) and the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613, the Endangered Species Act, 16 U.S.C. § 1531, et seq., and the National Historic Preservation Act, 16 U.S.C. § 461, et seq.), each as amended or reauthorized, and any state law counterparts, including any plan, judgment, injunction, notice or demand letter issued, entered, promulgated or approved by any governmental authority, now or hereafter in effect, relating to the generation, production, installation, use, storage, treatment, handling, distribution, transportation, release, threatened release, recycling or disposal of hazardous materials or substances, noise control, reclamation or the protection of human health and safety, natural resources or the environment.

(d)           The term “Leased Properties” means all of the property interests covered by the 2006 Mineral Lease and the Underlying Leases.

(e)           The term “Losses” means, with respect to any person or entity, any liabilities, commitments, obligations, losses, damages, penalties (civil or criminal), expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury, injunctive relief or damage to property, of such person or entity of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, and whether due or to become due, regardless of when asserted, except to the extent the same arise from a party’s own gross negligence or willful misconduct.

(f)           The term “Properties” means, collectively, the Owned Claims and the Leased Properties.

(g)           The term “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(h)           The term “Underlying Leases” means, collectively, the SFP Lease, the SFPG Lease and the NLRC Lease.

(i)           “$” or “dollars” means United States currency.

ARTICLE 2

SALE AND PURCHASE

2.1           Assets to be Sold and Purchased.

(a)           Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.4(a)) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, claims, charges or encumbrances other than the production royalties payable under the 2006 Mineral Lease and the Underlying Leases (collectively, the “Encumbrances”), the following property, assets and rights (collectively, the “Assets”):

(i)           The Owned Claims;

(ii)           All of Seller’s rights in and to the 2006 Mineral Lease and the Underlying Leases; and

(iii)           All of Seller’s data, information and records, in whatever form,  related to the Owned Claims and the Leased Properties, including all internal analyses and reports prepared by third party consultants or contractors, as described in Exhibit B (the “Data and Information”).

2.2           Assumed and Retained Liabilities and Obligations.

(a)           Subject to Section 2.2(b) below, Buyer shall assume, pay, fulfill, perform or otherwise discharge the liabilities and obligations of Seller arising with respect to periods after the Closing Date and pertaining to or under the 2006 Mineral Lease and the Underlying Leases (including, for certainty, the full amount of additional Expenditures to be made on or before six years from the Effective Date in accordance with Section 2 of the 2006 Mineral Lease, with the amount of such additional Expenditures being $750,000) (the “Assumed Liabilities”).

(b)           Notwithstanding anything to the contrary in Section 2.2(a), Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any of the following liabilities and obligations of Seller (collectively, “Excluded Liabilities”):

(i)           Any liabilities for or arising from reclamation or restoration of the Properties which was required to be performed by the Seller prior to the Closing Date, except to the extent such reclamation or restoration has been made impractical as a result of actions of the Buyer; and

(ii)           All obligations and liabilities for rentals, delay rentals, advance royalty payments or production royalty payments under the 2006 Mineral Lease and the Underlying Leases accruing prior to the Closing Date, or liabilities pertaining to obligations or the failure to perform obligations required to be performed under the 2006 Mineral Lease or the Underlying Leases prior to the Closing Date, including such obligations and liabilities discovered subsequent to the Closing.

2.3           Purchase Price.  The purchase price for the Assets shall consist of the following (collectively, the “Purchase Price”):

(a)           $2,000,000 in cash payable by Buyer to VRI, or as it may direct in writing, on the Closing Date (the “Closing Date Payment”);

(b)           10,000,000 shares of Buyer common stock, $.0001 par value (“Common Stock”), to be issued to VGC at the written direction of VRI at the Closing (the “Pershing Shares”);

(c)           a warrant to be issued to VGC at the written direction of VRI at the Closing to purchase 5,000,000 shares of Common Stock, with an exercise price of $0.60 per share, exercisable at any time on or prior to 5:00 p.m. Pacific time on the second anniversary of the Closing Date, in the form attached hereto as Exhibit C (the “Pershing Warrant”); and

(d)           a net smelter returns royalty of two percent (2%) on those Owned Claims which are not encumbered by a production royalty payable to Newmont under the 2006 Mineral Lease (the “Royalty”), to be reserved by Seller and calculated as set forth in the Deed.

2.4           Closing.

(a)           Subject to the terms and conditions of this Agreement, including Section 9.1 below, the consummation of the sale and purchase of the Assets contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, on the date that is the third (3rd) business day following the satisfaction or waiver of all of the conditions in Articles 6 and 7 of this Agreement, or at such other time and place as is mutually agreeable to the parties.  The date on which the closing occurs is referred to as the “Closing Date.”

(b)           At the Closing, Seller shall deliver to Buyer:

(i)           a Grant, Bargain and Sale Deed conveying the Owned Claims to Buyer and reserving the Royalty, substantially in the form attached hereto as Exhibit D (the “Deed”) together with the applicable form of Declaration of Value required for recording purposes;

(ii)           an assignment and assumption of the 2006 Mineral Lease (including Seller’s rights in the Underlying Leases) to Buyer, suitable for recording in the official records of Pershing County, Nevada, substantially in the form attached hereto as Exhibit E (the “Assignment”) together with, if required, the applicable form of Declaration of Value required for recording purposes;

(iii)           a certificate of an authorized officer of Seller substantially in the form attached hereto as Exhibit F (the “Seller Officer’s Certificate”);

(iv)           copies of all consents that Seller has obtained pursuant to Sections 5.5 and 6.3;

(v)           such other instruments of assignment or conveyance as Buyer may reasonably request as necessary or appropriate to vest in Buyer good and marketable title to the Assets to be sold by Seller hereunder;

(vi)           possession of the Assets;

(vii)           a certificate of an authorized officer of Seller dated the Closing Date in the form attached hereto as Exhibit G (the “FIRPTA Certificate”); and

(viii)           the Data and Information.

(c)           At the Closing, Buyer shall deliver to Seller:

(i)           the Closing Date Payment, by wire transfer of immediately available funds, pursuant to wire transfer instructions provided by Seller to Buyer prior to Closing;

(ii)           a certificate, duly executed by authorized officers of Buyer and countersigned by the transfer agent for the Common Stock evidencing the Pershing Shares, registered in the name of VGC;

(iii)           the Pershing Warrant, duly executed by an authorized officer of Buyer, and registered in the name of VGC;

(iv)           the Deed together with a Declaration of Value as referred to in paragraph 2.4(b)(i);

(v)           the Assignment together with, if required, a Declaration of Value as referred to in paragraph 2.4(b)(ii); and

(vi)           a certificate of an authorized officer of Buyer substantially in the form attached hereto as Exhibit H (the “Buyer Officer’s Certificate”).

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller and VGC jointly and severally represent, warrant and covenant to Buyer as set forth below.

3.1           Organization of Seller.  VGC is a corporation duly organized, validly existing and in good standing under the laws of British Columbia.  VRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  All of the issued and outstanding capital stock of VRI is held by VGC.

3.2           Authority of Seller.  VRI has all requisite corporate power and authority to own the Assets and to hold a leasehold interest in the 2006 Mineral Lease and a subleasehold interest in the Underlying Leases.  Each of VGC and VRI has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant to this Agreement, including the Pershing Warrant (the “Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

3.3           Execution and Binding Effect.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party have been duly authorized by all necessary corporate action on the part of each of VGC and VRI.  This Agreement has been duly and validly executed and delivered by each of VGC and VRI and constitutes, and the Ancillary Agreements upon their execution and delivery by such of VGC and VRI who is a party thereto on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of such of VGC and VRI, as applicable, enforceable against VGC and VRI, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally.

3.4           No Violation; Consents and Approvals.  Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements nor the consummation by VGC or VRI of the transactions contemplated hereby or thereby will (a) conflict with, violate or result in any breach of the terms, conditions or provisions of VGC’s and VRI’s articles of incorporation or by-laws, as amended and as currently in place, (b) conflict with, violate or result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which either VGC or VRI is a party or by which either VGC or VRI or any of the Assets may be bound or subject, except for such defaults (or rights of termination, cancellation or acceleration), as to which requisite waivers or consents have been obtained or are to be obtained as contemplated herein, (c)  violate any statute, ordinance or law or any rule, regulation, order, judgment, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to VGC or VRI or by which any of their respective properties or assets may be bound or subject, or (d) other than providing the required notice to Newmont under Section 11 of the 2006 Mineral Lease or obtaining the consent of Newmont to the assignment of the 2006 Mineral Lease, and providing thirty (30) days notice to the lessor under the SFP Lease that Buyer will replace VRI as sublessee thereunder, require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any person or entity, including any public, governmental or regulatory body, agency or authority.

3.5           Litigation.

There are no claims, actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened, by or against Seller with respect to the Properties, the 2006 Mineral Lease, any of the Underlying Leases or any other of the Assets, or its activities on the Properties, or which are reasonably likely to have a material adverse effect on Seller’s right or ability to consummate the transactions contemplated by this Agreement, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.  Seller is not subject to any pending judgment relating to the Assets or its activities on the Properties.

3.6           Title.

(a)           With respect to each of the Owned Claims, (i) subject to the paramount title of the United States of America and the statutory rights of third parties to use of the surface, and Note 1 and Note 2 in Part 1 of the Exhibit A, Seller owns the Owned Claims free and clear of all Encumbrances arising by, through or under Seller; (ii) to the knowledge of the Seller, the Owned Claims were located by qualified locators and properly laid out and monumented on available public domain land open to appropriation by mineral location; (iii) to the knowledge of the Seller, location notices or certificates for each of the Owned Claims were timely and properly recorded and filed with the appropriate governmental agencies, and all payments required in connection therewith were timely and properly made; (iv) all claim maintenance, recording and related fees have been timely and properly paid as required by law in order to hold the Owned Claims through the assessment year ending on September 1, 2012; and (v) all affidavits of assessment of work, notices of intent to hold, evidence of payment of claim maintenance fees, and other filings required to maintain the Owned Claims in good standing have been timely and properly recorded or filed with the appropriate governmental agencies.

(b)           With respect to the Leased Properties, to the Seller’s knowledge:

(i)           Subject to the paramount title of the United States of America  and the statutory rights of third parties to use of the surface, and subject to the terms and conditions of the 2006 Mineral Lease and Note 1 in Part 2 of Exhibit A, Newmont is the owner of the Newmont Claims, free and clear of all Encumbrances, and with respect to each of the Newmont Claims, (A) the Newmont Claims were located by qualified locators and properly laid out and monumented on available public domain land open to appropriation by mineral location; (B) location notices or certificates for each of the Newmont Claims were timely and properly recorded and filed with the appropriate governmental agencies, and all payments required in connection therewith were timely and properly made; (C) all claim maintenance, recording and related fees have been timely and properly paid as required by law in order to hold the Newmont Claims through the assessment year ending on September 1, 2012; and (D) all affidavits of assessment of work, notices of intent to hold, evidence of payment of claim maintenance fees, and other filings required to maintain the Newmont Claims in good standing have been timely and properly recorded or filed with the appropriate governmental agencies;

(ii)           New Nevada Resources, LLC (“NNR”) is the owner of good and marketable title to the fee minerals (excluding sand, gravel, clay, rock and placer minerals) covered by the Underlying Leases, free and clear of all Encumbrances (subject to the terms and conditions of the Underlying Leases);

(iii)           New Nevada Lands, LLC (“NNL”) is the owner of good and marketable title to the surface (including sand, gravel, clay, rock and place minerals) in the lands covered by the Underlying Leases (except for Sections 5, 7, 19 and 29 as described in (iv) below), free and clear of all Encumbrances (subject to the terms and conditions of the Underlying Leases); and

(iv)           Nevada Land & Resources Company, LLC (“NLRC”) conveyed the surface of Sections 5, 7, 19 and 29 identified on Part 3 of Exhibit A hereto to certain third parties, with NLRC reserving the minerals and right to use such surface.

(c)           To Seller’s knowledge, subject to the terms and conditions of the 2006 Mineral Lease and the Underlying Leases, Seller has contractual or common law rights to use the surface of the Properties in a manner sufficient to allow for the development and operation of either surface or underground mines thereon, without payment of additional consideration to any third party other than those payments due under the 2006 Mineral Lease and the Underlying Leases.

3.7           Contracts.

Except for the 2006 Mineral Lease and the Underlying Leases, Seller is not a party to any agreement or contract pertaining to the Properties.  The 2006 Mineral Lease and the Underlying Leases are valid and in full force and effect, there has been and is no breach by Seller of the terms and conditions thereof, and to the knowledge of the Seller there is no pending or threatened claim that Seller or Newmont has breached any of the terms or conditions of the 2006 Mineral Lease or the Underlying Leases.  Seller has not breached, and to the Seller’s knowledge, Newmont has not breached any of the terms or conditions of the 2006 Mineral Lease or any of the Underlying Leases, and to the knowledge of the Seller there is no condition that exists that with the providing of notice or the passage of time will become a breach.  Seller has provided Buyer with complete and correct copies of the 2006 Mineral Lease and the Underlying Leases, as amended and as currently in effect.  Seller owns its interest in the 2006 Mineral Lease and the Underlying Leases free and clear of all Encumbrances (other than the royalties payable to the lessors thereunder).  Seller has timely and properly made all rental, advance or minimum royalty and royalty payments and timely and properly performed all work commitment and other obligations required of it under the 2006 Mineral Lease and the Underlying Leases.  None of the Leased Properties is encumbered by any production royalty payable to any party other than the lessors under the 2006 Mineral Lease and the Underlying Leases.

3.8           Compliance with Law.

Seller’s activities on the Properties have been conducted and are currently in material compliance with all applicable federal, state or local laws, regulations, ordinances, rules or orders, including Environmental Laws (compliance with which shall be qualified by knowledge as set out in Section 3.9) and laws, rules and regulations pertaining to reclamation or restoration of the Properties.  No permits, licenses or approvals are required from any federal, state or local governmental agency in connection with Seller’s activities to date on the Properties.

3.9           Environmental Compliance.

To the Seller’s knowledge, there are no Environmental Conditions associated with the Assets or arising out of Seller’s activities on the Properties which constitute a nuisance or have resulted in or could reasonably be expected to result in a violation of or liability under applicable Environmental Laws.  No governmental authority has issued to Seller under applicable Environmental Laws any notices of violations or consent orders pertaining to the Properties or its activities thereon, or any notice of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws.  There are no pending or to Seller’s knowledge threatened proceedings by or before any court or other governmental authority with respect to activities of the Seller on the Properties alleged to be, or have been, in violation of, or to be the basis of liability under, any Environmental Law, and Seller is not aware of any “release” (as defined under CERCLA) of any hazardous materials at, from or affecting the Properties.

3.10           Tax Representations.

(a)           Tax Definitions. In this Agreement, “Taxes” means all gross receipts, sales, use, ad valorem, transfer, franchise, license, excise, severance or property taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to Tax and other additional amounts imposed by any taxing authority (domestic or foreign) on the Assets, and “Tax” means any one of the foregoing Taxes.

(b)           Seller has timely paid all Taxes relating to the Assets. There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings.  There are no Taxes of Seller for which Buyer may reasonably be expected to become liable for as a result of the transactions contemplated by this Agreement.

(c)           There is no dispute or claim concerning any Tax liability of Seller relating to the Assets either (i) claimed or raised by any governmental authority in writing or (ii) as to which Seller has knowledge based upon personal contact with any agent of such governmental authority for which Buyer may be reasonably expected to become liable as a result of the transactions contemplated by this Agreement.

3.11           Investment Representations.

(a)           VGC is acquiring the Pershing Shares and the Pershing Warrant, and will acquire the Common Stock issuable on the exercise of the Pershing Warrant (the “Pershing Warrant Shares” and, collectively with the Pershing Shares and the Pershing Warrant, the “Securities”) for investment solely for Seller’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering, provided, however, that by making the representations herein, VGC does not agree to hold any of the Securities acquired by it for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to an effective registration statement or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(b)           VGC has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to the Securities so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, such investment.  VGC can bear the economic risk of an investment in Buyer for an indefinite period of time, and can afford to suffer the complete loss thereof.

(c)           VGC is an “Accredited Investor” as that term is defined in Rule 501 promulgated under the Securities Act.

(d)           VGC maintains its principal place of business at the address shown in Section 10.8 of this Agreement.

(e)           VGC acknowledges that at no time was it presented with or solicited through any leaflet, public promotional meeting, public advertisement, prospectus or any other form of general advertising or general solicitation in connection with the offer and sale of the Securities.

(f)           VGC (i) has had the opportunity to review the Recent SEC Reports (as defined in Section 4.7) and has received all information that VGC deems necessary to make an informed investment decision with respect to the Securities; (ii) has had the opportunity to make such investigation as VGC desires pertaining to Buyer and an investment in the Securities and to verify any information furnished to VGC; and (iii) has had the opportunity to ask questions of Buyer’s representatives.

(g)           VGC has not relied upon any representations, warranties or agreements, other than those set forth in this Agreement.

(h)           VGC acknowledges that (i) the Securities have not been registered under the Securities Act or other applicable securities laws, and (ii) the Securities may not be sold, transferred, pledged or otherwise disposed except pursuant to Rule 144 promulgated under the Securities Act, as amended (or a successor rule thereto) (“Rule 144”), when available, or another exemption from registration under the Securities Act or any applicable securities laws or an effective registration statement filed under the Securities Act. For purposes hereof, “securities laws” means the securities laws, legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of, the securities regulatory authorities (including the United States Securities and Exchange Commission (the “SEC”)) of the United States and any applicable states and other jurisdictions.

(i)           VGC acknowledges that Buyer is not obligated to register the Securities for resale under the Securities Act or any applicable securities laws.

(j)           VGC acknowledges that the Securities will be “restricted securities” as defined in Rule 144.

(k)           VGC further acknowledges that it is aware that Buyer is a domestic issuer under the Securities Act and that therefore the Securities Act Legend set forth below may not be removed in accordance with Rule 905 under the Securities Act.

(l)           It is understood that the certificates evidencing the Pershing Shares, the Pershing Warrant and the Pershing Warrant Shares, except as set forth below, will bear the legend set forth below (the “Securities Act Legend”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO BUYER, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND, IN THE CASE OF (C) OR (E), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN CUSTOMARY FORM AND SUBSTANCE AND IN THE CASE OF (D), THE HOLDER HAS PROVIDED TO THE CORPORATION CUSTOMARY DOCUMENTATION OF THE HOLDER AND ITS BROKER.

Upon the written request to Pershing of a holder of a certificate or other instrument representing any of the Securities, the Securities Act Legend (and any related stop-transfer instructions) shall be removed and Pershing shall cause its transfer agent to issue a certificate without the Securities Act Legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the Securities Act, (ii) in connection with a sale transaction, such holder provides Pershing with an opinion of counsel, in a form reasonably acceptable to Pershing and its counsel, to the effect that a sale, assignment or transfer of the Securities may be made without registration under the Securities Act, (iii) such holder provides Pershing customary documentation of such holder and its broker to the effect that the Securities have been or are being sold pursuant to and in compliance with Rule 144, or (iv) such holder certifies, on or after the date that is six (6) months after the date on which such holder acquired the Securities (or is deemed to have acquired the Securities under Rule 144), that such holder is not an “affiliate” of Pershing (as defined in Rule 144).  Pershing shall be responsible for the fees of its transfer agent and all of The Depository Trust Company fees associated with such issuance.  Pershing acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Securities.  Accordingly, Pershing acknowledges that the remedy at law for a breach of its obligations under this Section 3.11(l) will be inadequate and agrees that, in the event of a breach or threatened breach of this Section 3.11(l), such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

3.12           Brokers and Finders.

Neither Seller, VGC nor any of their respective directors, officers, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees which could in any way be deemed payable by Buyer in connection with the transactions contemplated by this Agreement.

3.13           Representations.

No statements, warranties, or representations made by Seller or VGC herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

3.14           Pershing Shares.

As of the date hereof, neither Seller, VGC nor any of their respective affiliates is the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any Pershing Common Stock.

3.15           Survival of Representations and Warranties.

The representations, warranties and covenants contained in this Article 3 shall survive the execution and delivery of this Agreement and the Closing as well as any assignment hereof and the execution and delivery of the Deed, the Assignment and any other conveyance document, for a period of two (2) years following the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and VGC as set forth below.

4.1           Organization of Pershing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2           Authority of Pershing.

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which either of them is a party and to consummate the transactions contemplated hereby and thereby.

4.3           Execution and Binding Effect.

The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, including the issuance of the Pershing Shares and the Pershing Warrant, and the reservation for issuance and the issuance of the Pershing Warrant Shares issuable upon exercise of the Pershing Warrant, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and constitutes, and the Ancillary Agreements upon their execution and delivery by Buyer on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally.

4.4           No Violation; Consents and Approvals.

Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with, violate or result in any breach of the terms, conditions or provisions of Buyer’s articles of incorporation or by-laws, as amended and as currently in place, (b) conflict with, violate or result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Buyer is a party or by which Buyer may be bound or subject, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, (c) violate any statute, ordinance or law or any rule, regulation, order, judgment, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Buyer or by which any of their respective properties or assets may be bound or subject, or (d) other than providing the required notice to Newmont under Section 11 of the 2006 Mineral Lease or obtaining the consent of Newmont to the assignment of the 2006 Mineral Lease, and providing thirty (30) days notice to the lessor under the SFP Lease that Buyer will replace VRI as Sublessee thereunder, require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any person or entity, including any public, governmental or regulatory body, agency or authority.

4.5           Litigation.

There are no claims, actions, suits, proceedings or investigations pending or, to Buyer’s knowledge, threatened by or against Buyer, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which could reasonably be expected to have a material adverse effect on Buyer’s right or ability to consummate the transactions contemplated by this Agreement, except as set forth in that certain Complaint filed on February 7, 2012 as 12 CIV 0952 in the Southern District of New York, captioned Relief Gold Group, Inc. v Sagebrush Gold Ltd., Gold Acquisition Corp., Barry Honig and David Rector, whether the allegations contained therein are considered in the Southern District of New York or removed to the United States Bankruptcy Court for the District of Nevada, Case No. BK-N-10-50215-GWZ  (collectively, the “Relief Gold Complaint”) to the extent that the plaintiff’s claims are upheld.

4.6           The Securities.

The authorized capital of Buyer consists of (i) 500,000,000 shares of Common Stock, of which 147,460,616 are issued and outstanding as of the date of this Agreement, (ii) 2,250,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of which none (0) are issued and outstanding as of the date of this Agreement, (iii) 8,000,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, of which none (0) are issued and outstanding as of the date of this Agreement, (iv) 3,284,396 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, of which 3,284,396 are issued and outstanding as of the date of this Agreement, and (v) 1,000,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, of which 1,000,000 are issued and outstanding as of the date of this Agreement.  The Pershing Shares are duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from taxes and liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of Common Stock.  The Pershing Warrant is duly authorized and, upon issuance in accordance with the terms hereof, shall be (x) free from all taxes and liens with respect to the issuance thereof, and (y) entitled to the rights set forth in the Pershing Warrant.  Upon issuance in accordance with the Pershing Warrant upon exercise thereof, the Pershing Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes and liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

4.7           Recent SEC Reports; etc..

(a)           Since January 1, 2011 through the date this representation is made, Pershing has filed all SEC Reports required to be filed by Pershing pursuant to the Exchange Act and the rules thereunder (such SEC Reports filed pursuant to the Exchange Act and the rules thereunder, but excluding reports required to be filed pursuant to Section 16 of the Exchange Act, since January 1, 2011 through the date this representation is made being referred to herein as the “Recent SEC Reports”).  As of their respective dates, the Recent SEC Reports complied in all material respects with the Exchange Act and the rules and forms thereunder.  None of the Recent SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Pershing has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(b)           Pershing is not, and has not since September 29, 2010 been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).  On October 5, 2010, Pershing filed a Form 8-K disclosing the consummation of the transaction that caused Pershing to no longer be a “shell company” and included all required information, including “Form 10 information” with respect to The Empire Sports & Entertainment Co.

4.8           Private Placement

Assuming the accuracy of the representations and warranties set forth in Section 3.11, no registration under the Securities Act is required for the offer and sale of the Pershing Shares and Pershing Warrant by Buyer to Seller as contemplated hereby.

4.9           Brokers and Finders.

Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees which could in any way be deemed payable by Seller or VGC in connection with the transactions contemplated by this Agreement.

4.10           Representations.

No statements, warranties, or representations made by Buyer herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

4.11           Survival of Representations and Warranties.

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Agreement and the Closing as well as any assignment hereof and the execution and delivery of the Deed, the Assignment and any other conveyance document, for a period of two (2) years following the Closing Date.

ARTICLE 5

ADDITIONAL COVENANTS

5.1           Conduct of Business.

(a)           Between the Effective Date and the Closing Date, without the written consent of Buyer, which may be withheld by Buyer in its sole discretion, Seller shall not:

(i)           conduct any activities on the Properties except in the ordinary course of business and in compliance with the 2006 Mineral Lease, the Underlying Leases and applicable federal, state and local laws, rules and regulations;

(ii)           make any sale, transfer, lease, pledge or other disposition of any or all of its interest in the 2006 Mineral Lease or any of the other Assets, or mortgage, pledge or otherwise create an Encumbrance on any of the Assets;

(iii)           amend or consent to the termination of any of the 2006 Mineral Lease or the Underlying Leases, or waive any rights with respect thereto; or

(iv)           willfully commit or consent to do any act that would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue.

(b)           Between the Effective Date and the Closing Date, Seller shall:

(i)           timely and properly perform all obligations and timely and properly make all payments required under the 2006 Mineral Lease and the Underlying Leases, and provide to Buyer notice of the same having been performed or made at least five (5) days in advance of their respective due dates; and

(ii)           take all reasonable steps to ensure that all of the Assets remain in substantially the same condition as on the Effective Date.

5.2           Access to Records and Properties and Due Diligence.

(a)           During the period from the Effective Date to the Closing Date, subject to the terms of the Confidentiality Agreements (defined in Section 5.4), Seller shall furnish to Buyer and its representatives access (during regular business hours, on reasonable prior notice and subject to reasonable conditions as to confidentiality, safety and similar matters) to its activities on the Properties and shall furnish to Buyer and its designees all of the Data and Information as shall be reasonably requested by Buyer.

(b)           During the period from the Effective Date to the Closing Date, Buyer may continue to conduct such investigations as it deems necessary in its sole discretion with respect to (i) the Properties, the 2006 Mineral Lease and the Underlying Leases, (ii) surface rights pertaining to the Properties, (iii) Environmental Conditions at the Properties, (iv) mineral reserves and resources at the Properties, or (v) any other matter pertaining to the Assets, and Seller shall cooperate with Buyer in good faith with respect to such investigations.  Seller agrees that notwithstanding the provisions of Section 5.4, Buyer may engage in such discussions as it sees fit with representatives of Newmont, NNLC, and federal state or local governmental agencies or authorities, or other third parties, concerning the Properties, the 2006 Mineral Lease, the Underlying Leases, surface rights or any other matter.

5.3           Consultation and Reporting.

During the period from the Effective Date to the Closing Date, Seller will, subject to any applicable legal or contractual restrictions, confer on a regular and frequent basis with Buyer to report on material matters pertaining to its activities under the 2006 Mineral Lease and the Underlying Leases and to report on the general status of its ongoing activities with respect to the Properties.  Seller will notify Buyer of any unexpected emergency, material change to the Assets or other material change in the normal course of its business or in the conduct of its activities under the 2006 Mineral Lease and the Underlying Leases and of any material governmental or third-party complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Buyer fully informed of such events and permit Buyer’s representatives prompt access to all materials served on Seller in connection therewith.  Each of Seller and Buyer shall further, upon obtaining knowledge of any of the following, promptly notify the other of Seller and Buyer of:

(a)           any notice or other communication from any person or entity alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, the Properties, or Seller’s activities under the 2006 Mineral Lease or the Underlying Leases; and

(c)           any actions, suits, claims, investigations or other judicial proceeding commenced or threatened against Seller or Buyer which relate to the consummation of the transactions contemplated by this Agreement, the Properties, or Seller’s activities under the 2006 Mineral Lease or the Underlying Leases; provided, that the parties hereby acknowledge receipt of notice of the Relief Gold Complaint.

5.4           Confidentiality.

This Agreement is subject to (a) that Confidentiality Agreement between VGC and Buyer dated November 16, 2011, and (b) that Confidentiality Agreement between Buyer, Gold Acquisition Corp. and VGC dated January 5, 2012 (collectively, the “Confidentiality Agreements”), each of which shall remain in full force and effect through the Closing Date, and shall terminate as of the Closing; provided, however, that if this Agreement terminates prior to Closing, the Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms.

5.5           Consents; Pre-Closing and Post-Closing Efforts.

(a)           Seller confirms that on December 5, 2011 it gave notice to Newmont of the sale of the Assets to the Buyer as required under Section 11 of the 2006 Mineral Lease and that Newmont has informed the Seller that Newmont provided the 30 day notice to the lessor under the SFP Lease that Buyer will replace VRI as the sublessee thereunder pursuant to a letter dated February 22, 2012.  Seller further confirms that it has received that certain Estoppel Certificate and Consent to Assignment from Newmont dated March 15, 2012 attached hereto as Exhibit I (the “Estoppel”)

(b)           Prior to and after the Closing, each of the parties shall use its commercially reasonable efforts, and the parties shall cooperate with each other (including without limitation by exchange of information), to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with governmental or public bodies or authorities or other third parties (other than the consent of Newmont addressed by Section 5.5(a) above, which has already been obtained) that are in the reasonable opinion of Seller or Buyer necessary or reasonably necessary in connection with the transactions contemplated by this Agreement.  The parties will pay all fees due with respect to any government filings required to be made by them.

5.6           Satisfaction of Conditions Precedent.

Subject to the terms and conditions of this Agreement, each party will each use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. If Newmont does not sign and deliver the Assignment on or before Closing, then Buyer agrees that on the Closing, Buyer will sign the Notice to Newmont of Assumption, substantially in the form of Exhibit J hereto, and deliver the same to Newmont and Seller, for the purpose of confirming that Buyer has assumed and agrees to be bound by the 2006 Mineral Lease, including Section 11 thereof, to the same extent as Seller with respect to the interest therein transferred or assigned to Buyer.

5.7           Transfer Taxes.

All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees, any fees required to record the Assignment, and any personal property transfer taxes relating to the Assets, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer.  Buyer and Seller shall cooperate in providing each other appropriate tax documentation.

5.8           Tax Allocations.

(a)           Schedule 5.8 sets forth an allocation of the Purchase Price (“Allocation”) among the Assets in accordance with the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which Allocation shall be binding upon Buyer and Seller.  Buyer and Seller shall report, act and file all Tax Returns in all respects and for all purposes consistent with such Allocation.  Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by applicable law.

(b)           Seller shall be liable for and shall indemnify Buyer for Taxes attributable to the Assets for any taxable years or periods ending prior to or on the Closing Date (“Pre-Closing Tax Period”) and, with respect to any taxable years or periods beginning before and ending after the Closing Date (“Straddle Periods”), the portion of such taxable years or periods ending on and including the Closing Date.  Buyer shall be liable for and shall indemnify Seller for Taxes attributable to the Assets for any taxable years or periods following the Closing Date.

(c)           For purposes of Section 5.8(b) above, whenever it is necessary to determine the liability for Taxes attributable to the Assets for a Straddle Period, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined, for any real estate Taxes or other property or tangible asset-based Taxes, on a per-diem basis taking into account the number of days in such entire taxable year or period.

(d)           After the Closing Date, Seller, on the one hand, and Buyer on the other hand (each a “Party”), shall:

(i)           cooperate in all reasonable respects in preparing for any audits of, or disputes with, taxing authorities regarding Tax Returns pertaining to the Assets;

(ii)           make available to the other as reasonably requested all information, records and documents relating to Taxes pertaining to the Assets;

(iii)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments pertaining to the Assets for taxable periods for which the other may have liability under this Agreement, provided, that failure to comply with this provision shall not affect the other Party’s rights to indemnification hereunder except to the extent such failure results in actual prejudice to the other Party;

(iv)           furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax for which such other Party could be liable or required to indemnify the first Party; and

(v)           retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records.

5.9           No Obligation to Develop.

The parties acknowledge and agree that from and after the Closing, the timing, manner and scope of any prospecting, exploration, development, mining, production or marketing activities on or with respect to the Properties shall be in the sole discretion of Buyer.  Seller acknowledges and confirms that the Closing Date Payment, the Pershing Shares and the Pershing Warrant are sufficient consideration for the Assets and all of the rights granted to Buyer under this Agreement after the Closing Date.  Seller and Buyer agree that Buyer shall have no obligation after the Closing Date to maintain or keep in full force and effect any of the Owned Claims or the 2006 Mineral Lease or the Underlying Leases.

5.10           Form D and Blue Sky .

Pershing agrees to timely file a Form D with respect to the Securities as required under Regulation D under the Securities Act and to provide a copy thereof to VGC promptly after such filing.  Pershing shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

ARTICLE 6

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all of which are for the benefit of Buyer and any of which may be waived in writing in whole or in part by Buyer as provided herein, except as otherwise provided by law.

6.1           Representations and Warranties of Seller to be True; Performance by Seller.

(a)           The representations and warranties of Seller and VGC contained in this Agreement and in any document delivered hereunder at Closing shall be true and correct in all material respects (except that the representations and warranties of Seller and VGC contained in this Agreement that are qualified by materiality shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct as of the date expressly stated.

(b)           Seller and VGC shall have performed and complied in all material respects with all of their respective agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.2           Deliveries.

Seller shall have duly executed and delivered to Buyer each of the deliveries set forth in Section 2.4(b); provided that it shall not be a condition to Closing that the Assignment include Section 3 thereof or that Newmont be a party thereto, in which event the Assignment will be amended accordingly.

6.3           Consents.

All notices to, and declarations, filings and registrations with, consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies to consummate the transactions contemplated hereby and/or required for the conveyance, assignment and/or transfer of the Assets to Buyer or to enable the conduct of activities by Buyer under the 2006 Mineral Lease (other than consents, approvals and waivers from governmental agencies that cannot be obtained until after the Closing, but which Buyer has determined in the reasonable exercise of its judgment will be available within a reasonable time subsequent to the Closing), shall have been made or obtained and the Estoppel shall remain in force and effect.

6.4           No Proceeding or Litigation.

(a)           No preliminary or permanent injunction or other order shall have been issued by any court or competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

(b)           Except as set forth in the Relief Gold Complaint, no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective Affiliates seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal.

ARTICLE 7

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each the following conditions, all of which are for the benefit of Seller and any of which may be waived in whole or in part by Seller as provided herein, except as otherwise provided by law:

7.1           Representations and Warranties of Buyer to be True; Performance by Buyer.

(a)           The representations and warranties of Buyer contained in this Agreement and in any document delivered hereunder at Closing shall be true and correct in all material respects (except that the representations and warranties of Buyer contained in this Agreement that are qualified by materiality shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made as or given as of a specified date, which, at the Closing Date, shall be true and correct as of the date expressly stated.

(b)           Buyer shall have performed and complied in all material respects with all of their respective agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.2           Deliveries.

Buyer shall have duly executed and delivered to Seller each of the deliveries set forth in Section 2.4(c); provided that it shall not be a condition to Closing that the Assignment include Section 3 thereof or that Newmont be a party thereto, in which event the Assignment will be amended accordingly and Buyer will sign the Notice to Newmont of Assumption, substantially in the form of Exhibit J hereto, and deliver the same to Newmont and Seller, for the purpose of confirming that Buyer has assumed and agrees to be bound by the 2006 Mineral Lease, including Section 11 thereof, to the same extent as Seller with respect to the interest therein transferred or assigned to Buyer.

7.3           Consents.

All notices to, and declarations, filings and registrations with, consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies to consummate the transactions contemplated hereby and/or required for the conveyance, assignment and/or transfer of the Assets to Buyer (other than consents, approvals and waivers from governmental agencies that cannot be obtained until after the Closing, but which Buyer has determined in the reasonable exercise of its judgment will be available within a reasonable time subsequent to the Closing), shall have been made or obtained.

7.4           No Proceeding or Litigation.

(a)           No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

(b)           Except as set forth in the Relief Gold Complaint, no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal.

ARTICLE 8

INDEMNIFICATION

8.1           Indemnification by Seller.

Except as otherwise limited by this Article 8, VGC and VRI shall, jointly and severally, defend, indemnify and hold Buyer, its Affiliates and its directors, officers, employees, agents, successors and permitted assignees (collectively, the “Buyer Indemnitees”) harmless from any and all Losses actually suffered or incurred by any of them, arising out of or resulting from:

(a)           the breach of any representation or warranty by Seller or VGC contained herein or in any document delivered hereunder at the Closing;

(b)           the breach of any covenant or agreement by Seller or VGC contained herein or in any document delivered hereunder at the Closing; and

(c)           liabilities or obligations relating to the Assets or the Properties required to be performed by, or that are otherwise the responsibility of, Seller prior to the Closing Date which are not Assumed Liabilities (including without limitation those Excluded Liabilities referred to in Section 2.2(b)).

8.2           Indemnification by Pershing.

Except as otherwise limited by this Article 8, Buyer shall defend, indemnify and hold VGC and VRI, their Affiliates and their respective directors, officers, employees, agents, successors and permitted assignees (the “Seller Indemnitees”) harmless from any and all Losses actually suffered or incurred by any of them, arising out of or resulting from:

(a)           the breach of any representation or warranty by Buyer contained herein or in any document delivered hereunder at the Closing;

(b)           the breach of any covenant or agreement by Buyer contained herein or in any document delivered hereunder at the Closing; and

(c)           the Assumed Liabilities.

8.3           General Indemnification Provisions.

(a)           For the purposes of this Article 8, the term “Indemnitee” shall refer to the person or persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 8.1 or 8.2, as the case may be; the term “Indemnitor” shall refer to the person having the obligation to indemnify pursuant to such provisions.

(b)           An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, the method of computation thereof and the basis for the claim, all with reasonable particularity.  The obligations and liabilities of an Indemnitor under this Article 8 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 8 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim; provided, however, that an Indemnitee’s failure to notify does not release, reduce or otherwise affect the Indemnitor’s duty to indemnify, except to the extent of any actual prejudice suffered by the Indemnitor as a result of such failure to notify.  Provided that the Indemnitor acknowledges in writing that it is indemnifying the Indemnitee with respect to the Third Party Claim, the Indemnitor, at its option, may assume and control the defense and/or management of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of intention to do so to the Indemnitee; provided that the Indemnitee may, at its election, participate in any such defense at its sole expense; and provided, further that when claims are asserted in the same proceeding against both the Indemnitee and the Indemnitor, the Indemnitee shall have the right to employ, at the Indemnitor’s expense, one firm of counsel of its choice to represent the Indemnitee if the Indemnitor (i) elects not to or is not entitled to defend, compromise of settle a Third Party Claim, (ii) having timely elected to defend a Third Party Claim, fails adequately to prosecute or pursue such defense or (iii) a defense exists for an Indemnitee that is not available to the Indemnitor.  In the event the Indemnitor exercises its right to undertake the defense against or management of any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense or management and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor.  Except as provided above, Indemnitor shall promptly reimburse Indemnitee for any expenses incurred in connection with such cooperation.  Similarly, in the event the Indemnitor does not exercise its right to undertake the defense or management of any Third Party Claim and the Indemnitee is, directly or indirectly, conducting the defense against or management of any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense or management and make available to it all such witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.  Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld.  Similarly, no Third Party Claim may be settled by the Indemnitee without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld.

8.4           Limits on Liability.

(a)           No Losses may be recovered by the Buyer Indemnitees from VGC or VRI under this Article 8 or otherwise under this Agreement unless and until the accumulated aggregate amount of Losses incurred by the Buyer Indemnitees exceeds $20,000 in which event, subject to (c) below, the accumulated aggregate amount of all such Losses incurred may be recovered.

(b)           No Losses may be recovered by the Seller Indemnitees from Buyer under this Article 8 or otherwise under this Agreement unless and until the accumulated aggregate amount of Losses incurred by the Seller Indemnitees exceeds $20,000 in which event, subject to (d) below, the accumulated aggregate amount of all such Losses incurred may be recovered.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of VGC and VRI collectively to indemnify the Buyer Indemnitees in respect of any Losses incurred by the Seller Indemnitees, or to make any payment for any other claims that Buyer may make against VGC and/or VRI under this Agreement, is limited to $5,000,000 in the aggregate.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of Buyer to indemnify the Seller Indemnitees in respect of any Losses incurred by the Buyer Indemnitees, or to make any payment for any other claims that VGC or VRI may make against Buyer under this Agreement, is limited to $5,000,000 in the aggregate.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination of Agreement.

This Agreement may be terminated at any time prior to the Closing;

(a)           by mutual written consent of Buyer and Seller; or

(b)           by either Seller or Buyer if there has been a breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which inaccuracy or breach has prevented the satisfaction of any condition to the obligations of Seller or Buyer to effect the Closing pursuant to Article 6 or Article 7, as applicable, and which cannot be, or has not been, cured within ten (10) days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Section 9.1(c) below.

(c)           by either Seller or Buyer if all conditions to Closing required under Article 6 or Article 7, respectively, have not been met or waived by April 10, 2012 or such later date as may be agreed upon by Seller and Buyer; provided, however, that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party (i) has been in material violation of any of its representations, warranties or covenants in this Agreement and such violation has been a material factor in delaying the Closing, or (ii) is in willful and material violation of any of its representations, warranties or covenants in this Agreement;

(d)           by either Buyer or Seller if an order shall have been issued prohibiting the Closing hereunder by or from any governmental or regulatory agency or court of competent jurisdiction.

9.2           Procedure and Effect of Termination.

In the event of termination of this Agreement by either or both of the parties pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and there shall be no further liability on the part of the parties hereto (or their respective employees, officers, directors, members, managers or Affiliates), except (a) as set forth in Sections 5.4 (Confidentiality), 10.1 (Expenses), 10.8 (Notices), 10.9 (Governing Law), 10.14 (Other Business Opportunities), 10.15 (Public Announcements), and Article 8 (Indemnification), which shall survive the termination and remain in full force and effect, and (b) nothing herein shall relieve either party from liability for any willful breach hereof.

9.3           Amendment.

This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

9.4           Waiver.

Any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

MISCELLANEOUS

10.1           Expenses.

All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2           Consents.

Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 9.4.

10.3           Assignment; Parties in Interest.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Prior to Closing, either Buyer or Seller may assign and delegate its interest in this Agreement to any third party reasonably qualified and financially and otherwise capable of complying with the terms and conditions of this Agreement, upon receiving the prior written consent of the other party, which such consent may not be unreasonably withheld or delayed. Notwithstanding such consent, the assigning party shall be jointly and severally liable with the assignee for any breach by the assignee of its obligations under this Agreement, including without limitation Article 8 hereof.  Any such assignment shall not be effective unless the assignee agrees in writing with the other parties hereto to be bound by all of the terms and conditions of this Agreement.  No party may assign this Agreement or its interest herein after Closing without the prior written consent of the other parties in their absolute discretion.

10.4           Further Assurances.

Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

10.5           Title and Risk of Loss.

Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyer until the Assets or rights are transferred at the Closing hereunder.

10.6           Entire Agreement.

This Agreement and Exhibits and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding and agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements pertaining to the subject matter hereof, except that the obligations of the parties under the Confidentiality Agreements shall survive and be binding on the parties as set forth in Section 5.4.

10.7           Headings.

The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8           Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered, or on the date of receipt if delivered by reputable overnight courier, as follows:

(a)	If to Seller or VGC:

Victoria Gold Corp.
80 Richmond Street West, Suite 303
Toronto, Ontario, M5H 2A4, Canada
Attention: Marty Rendall

(b)	If to Buyer:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6 – Suite 210
Lakewood, Colorado 80401
Attention: Steve Alfers

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

10.9           Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada without regard to its provisions concerning conflicts or choice of law.

10.10           Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.  Such counterparts may be delivered by facsimile or electronic transmission and the receiving party is entitled to rely on the same to the same extent as if it had been an executed original.

10.11           Affiliate.

As used herein, an “Affiliate” of Buyer or Seller shall mean any corporation or other business entity or individual controlling, controlled by or under common control with, Buyer or Seller, as the case may be, and for this purpose “control” of any entity shall mean the direct or indirect beneficial ownership of a majority of the voting interest in such entity, or such other relationship as, in fact, constitutes actual control thereof.

10.12           Survival.

Except as specifically set forth herein and, as applicable, to the extent set forth herein, the provisions of this Agreement shall survive the Closing and the delivery of the conveyance documents at the Closing.

10.13           Interpretation.

Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.  Use of the word “including” in this Agreement means “including without limitation” or “including but not limited to.”  Each of the Exhibits attached to this Agreement is incorporated into the Agreement by this reference.  Any heading, caption or index contained herein will not be used in any way in construing any provision hereof.

10.14           Other Business Opportunities.

This Agreement is, and the rights and obligations of the parties are, strictly limited to the subject matter hereof.  Except as expressly provided herein, the parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever, whether or not competitive with the 2006 Mineral Lease, without consulting the other or inviting or allowing the other to participate therein.  None of the parties shall be under any fiduciary or other duty to the other parties which will prevent it from engaging in or enjoying the benefits of, any competing venture or ventures outside the Owned Claims or the Leased Properties covered by the 2006 Mineral Lease.  The legal doctrines of “corporate opportunity” or “business opportunity” as developed or applied by any court or authority of any jurisdiction and sometimes applied to persons or legal entities occupying a joint venture or other fiduciary status shall not be applied to any other activity, venture, or operation of either party.

10.15           Public Announcements.

(a)           From and after the Closing Date, Seller and VGC agree to treat, subject as set out below, all Data and Information relating to the 2006 Mineral Lease, the Underlying Leases or the Properties, as confidential, and subject as set out below, such information shall not be disclosed to any other person or entity, without the prior written consent of Buyer, which such consent Buyer may withhold in its sole discretion.  In the event that Seller or VGC is required by any law, rule, regulation, or order to disclose to the public any of such information, it shall immediately notify Buyer of such requirement and the terms thereof, together with a copy of such release as may be contemplated, prior to such disclosure.  Buyer shall then have two (2) business days to review and comment upon such disclosure and to request, prior to disclosure, confidential treatment of any of the information under such terms as it shall, in its reasonable discretion, determine.  Seller and VGC shall each use its reasonable best efforts to comply with such request prior to making the required disclosure. Notwithstanding the foregoing, if Seller or VGC receives advice from its legal counsel that it should disclose such information within a timeframe that does not allow such review and comment by Buyer, Seller and/or VGC may do so without being in breach of its obligations hereunder.

(b)           Seller acknowledges that, based upon (i) information and data that may have been provided by Seller, or (ii) information and data derived or obtained by Buyer pertaining to adjacent or nearby properties which it owns or in which it holds a contractual interest, Buyer may have developed its own theories and interpretations regarding the potential for mineral development of the Properties that are regarded by Buyer as confidential and/or proprietary to Buyer and which have not been disclosed to Seller.  Seller agrees that in entering into this Agreement, it is not relying on Buyer, and Buyer has no obligation, to disclose any such information, data, theories or interpretations.

10.16           Joint and Several Liability.

All of the obligations and liabilities of Seller under this Agreement shall be the joint and several obligations and liabilities of VGC and VRI.

10.17           Remedies.

If any party hereto fails to perform any of its respective obligations referred to under Subsection 6.1(b), Section 6.2, Section 6.3, Subsection 7.1(b) or 7.2, the other parties hereto shall be entitled to the remedy of specific performance with respect to such failure, in addition to all other legal or equitable remedies to which it may be entitled in connection with such failure.

10.18           Third Party Beneficiaries.

Except as otherwise specified in Section 8.1 and Section 8.2, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.  Except for the Buyer Indemnitees and Seller Indemnitees, no person other than the parties hereto will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties as of the date first above written.

VICTORIA GOLD CORP.,
a British Columbia corporation

By:

Name:

Title:

VICTORIA RESOURCES (US) INC.,
a Nevada corporation

By:

Name:

Title:

PERSHING GOLD CORPORATION,
a Nevada corporation

By:

Name:

Title:

[Asset Purchase Agreement Signature Page]